[TITLE] DEFA14A [/TITLE]
        Text of Recording for 800 Number Telephone Call-In

Hello.  My name is Michael Karagianis, and I am the Assistant Vice President of
First Australia Prime Income Fund, Inc.  This briefing is to provide a review of the March 19, 2001 Proxy Statement for the First Australia Prime Income Fund,
soon to be named Aberdeen Asia-Pacific Income Fund, Inc. (The symbol, however, will remain FAX.)  The proxy statement has been sent to FAX shareholders of record as at March 5, 2001, requesting their affirmative vote for various proposals which would enable FAX to increase its investment in Asian debt markets.  The FAX Annual Shareholder Meeting held on April 19, 2001 was adjourned to permit the further solicitation of proxies with respect to these proposals.  The proposals will be considered when the Annual Meeting is reconvened on May 10, 2001 at 1:00 p.m. at the offices of Dechert, 30
Rockefeller Plaza, 23rd floor, New York, New York.

For background on these proposals, over the past few years Australia has experienced a structural change lowering government bond yields down to now be only modestly above those yields available on U.S. Treasuries.  First Australia
Prime Income Fund's Manager and Adviser expect this to continue for the foreseeable future.

The Fund, with shareholder approval, began adding Asian bonds in 1998, subject to a maximum of 35% of the Fund's total assets. This has contributed significantly to yield, currency, and capital gains.  Both U.S. dollar denominated Asian Bonds (known as Yankees) and Asian currency denominated bonds, have partly shielded the portfolio from the negative impact of the Australian dollar depreciation versus the U.S. dollar over the past year.

With First Australia Prime Income Fund's Asian bonds now totaling 30% of total assets, there is limited scope to increase earnings and currency diversification without increasing the 35% limit.

Currently there are many yield opportunities in Asia, such as Korean domestic
10-year bonds trading around 7%, and lesser-grade corporate bonds trading between 10% and 12%.  The Philippines domestic 10-year bond market is yielding around 15% currently. The US Dollar Yankee market yields as a whole between 8%
and 9%, with certain issuers offering double-digit yields.

First Australia Prime Income Fund is asking shareholder approval for policies to be able to do the following:

         Firstly, increase Asian debt to a maximum of 80% of investments.
(Currently, this is limited to 35% of investments.)

         Secondly, reduce the minimum investment in Australian debt to 20% of investments.  (Currently, the minimum is 65% of investments.)

         Third, increase to a maximum of 35% the Fund's investment in Asian debt securities rated, or considered by the investment manager to be, below investment grade.  (Currently, this maximum is 15%.)

         Fourth, allow a maximum of 10% of investments to be rated below B-.
(Currently, these investments are not allowed.)

         Fifth, expand the categories of derivatives which may be utilized by the fund, such as for adjusting Asian debt exposure and duration, and minimizing transaction costs.  Derivatives would also be used to be able to hedge
Australian currency risk, and in general would not be used to leverage First
Australia Prime Income Fund, Inc.

For future flexibility in dealing with changing markets and other conditions, and to reduce delays and costs, First Australia Prime Income Fund asks shareholders to approve that any subsequent changes to the Fund's investment policies be subject only to approval by the Board.

First Australia Prime Income Fund's Investment Manager and Investment Adviser
propose to implement the increased investment in Asian debt securities gradually, with an initial target of a 50% investment in Asia (from the approximate 30% currently held) over the next 18 months.  The Investment
Manager and Investment Adviser expect that the Fund's average credit quality with these changes will move from AA- to BBB+, both of which remain within the
S and P investment grade guidelines.

This is an important time in the development of Australian and Asian economies, bond and currency markets.  "FOR" votes on the proxy are required to approve the proposals.  In fact, because of the vote requirements to approve the proposals, shareholders who do not vote will effectively be voting against the proposals.

Overall, approval of the proposals would afford the Fund more investment management flexibility in the Australian and Asian currency and bond markets, noting added risk factors, and enable the Fund to try to create higher yields and greater diversification as to credits, currencies, countries and hedging activities.

For a more complete explanation of the proposals, and information such as regarding officers and directors, and discussions of risks involved in Asian debt investment, management of credit risk, the risk of derivatives, risks involved in leverage, and Australian and Asian outlook, please refer to the proxy statement.  Additional copies of the proxy statement are available from the Proxy Solicitor, Innisfree M and A, 800-750-5834, who may also answer questions on registered and beneficial shareholder voting procedures.  Please help save the fund from additional proxy solicitation expenses by voting your shares today.